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                                                                  EXHIBIT 99(b)

DEPARTMENT OF JUSTICE

FOR IMMEDIATE RELEASE                                                        CRM
WEDNESDAY, OCTOBER 29, 2003                                       (202) 514-2008
WWW.USDOJ.GOV                                                 TDD (202) 514-1888

            TWO FORMER BANK EXECUTIVES, BUSINESS OWNER CHARGED WITH
               SCHEME TO DIVERT BANK FUNDS FOR PERSONAL BENEFIT

         WASHINGTON, D.C. - Assistant Attorney General Christopher A. Wray of the Criminal Division and U.S. Attorney Alice H. Martin of the Northern District of Alabama announced today the filing of a 25-count indictment against two former executives of Community Bank of Blountsville, Alabama, and the owner of J&M Materials, Inc., of Blountsville, in connection with a scheme to divert Community Bank funds for personal benefit.

         The indictment charges Kennon R. Patterson, Sr.; Larry E. Bishop; and Jimmie D. Childers with conspiracy, bank fraud, misapplication of bank funds, false statements to a financial institution, and false entries in the books and records of a financial institution. Patterson has also been charged with money laundering and filing false tax returns. The government is seeking forfeiture of proceeds derived from the fraudulent scheme.

         Patterson, 61, was chairman and chief executive officer of both Community Bank and Community Bancshares, Inc., a Delaware corporation and holding company for Community Bank. Bishop, 58, Community Bank's vice president of construction and maintenance, acted as the general contractor and was responsible for receiving and approving construction invoices on Community Bank projects. Childers, 51, of Oneonta, Alabama, owned and controlled J&M Materials, which provided construction services on commercial and residential construction projects, including Community Bank and Patterson's personal projects.

         The charges stem from the defendants' alleged participation in a scheme to use $2,150,000 of bank funds for construction work on Patterson's personal projects, including the building of a 17,000-square foot residence. The indictment further alleges that Patterson obtained more than $5 million dollars in bank loans to build the residence, but used more than $1.34 million of those funds for other purposes.

         "The prosecution of corporate fraud cases send the message that CEOs are not above the law," said U.S. Attorney Alice H. Martin. "It is an extremely serious matter when the CEO of a financial institution uses the bank for his own personal gain."

         In October 2002, a federal jury in Birmingham, Alabama convicted Dewey and Linda Hamaker and their company, Morgan City Construction, Inc., of conspiracy and bank fraud for their role in the scheme.

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         The maximum sentence for bank fraud, misapplication of bank funds, making false statements to a financial institution and making false entries in the books and records of a financial institution is 30 years in prison and a $1 million fine. The maximum sentence for money laundering is 10 years in prison and a $250,000 fine. The maximum sentence for filing false tax returns is three years in prison and a $100,000 fine.

         The case is being prosecuted by Trial Attorneys William C. Athanas and Malinda R. Lawrence of the Fraud Section, Criminal Division, U.S. Department of Justice, along with Assistant U.S. Attorney James D. Ingram of the Northern District of Alabama. The investigation is being handled by the Federal Bureau of Investigation, the Federal Deposit Insurance Corporation's Office of Inspector General, and the Internal Revenue Services' Criminal Investigation Division.

         Members of the public are reminded that the indictment contains only charges. A defendant is presumed innocent of the charges and it will be the government's burden to prove a defendant's guilt beyond a reasonable doubt at trial.